Exhibit 99.3

FORM OF STOCK TRANSFER AGREEMENT

STOCK TRANSFER AGREEMENT

This STOCK TRANSFER AGREEMENT (the "Agreement") is made and entered into as of April___, 2012 by and among ________ Identity Card Number (______________________) (the “Transferor”), Global Polytechnic Education Group Limited, a company incorporated in the British Virgin Islands, whose registered address is P.O. Box 3444, Road Town, Tortola, British Virgin Islands (the “Transferee”) regarding the irrevocable transfer of _______ shares of common stock of HQ Global Education Inc., a corporation organized and existing under the laws of the State of Delaware (“HQ Global” or the “Company”).

WHEREAS, the Transferor desires to transfer certain stocks in HQ Global held by it to the Transferee, and the Transferee desires to acquire such stocks in HQ Global held by the Transferor, upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I  TRANSFER OF HQ GLOBAL'S COMMON STOCK

Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with applicable law, the Transferor hereby agrees to assign, transfer, convey and deliver to the Transferee, and the Transferee agrees to acquire _______ shares of HQ Global’s common stock held by the Transferor (the “Company Stock”) at the minimum price permitted by the laws of Hong Kong Special Administrative Region (the “Purchase Price”), free and clear of all liens, claims, encumbrances and restrictions of any kind whatsoever together with all rights attaching thereto. After the Transferee wires the Purchase Price to the bank account designated by the Transferor and the Transferor shall deliver to the Transferee certificate representing the Company Stock with necessary stock power duly executed.

The Transferor hereby irrevocably releases and forever discharges the Transferee from any and all actions, causes of action, claims, demands, debts, damages, costs, losses, penalties, attorneys’ fees, obligations, judgments, expenses, compensations, rights and liabilities of any nature whatsoever, in law or equity, whether known or unknown, contingent or otherwise (“Claims”), that the Transferor now have, may ever had in the past or may have in the future against the Transferee by reason of any act, omission, transaction, occurrence, conduct, circumstance, condition, harm, matter, cause or thing that has occurred or existed at any time, including, without limitation, any and all Claims that in any way arise from or out of, are based upon or related to the Transferor’s ownership of the Company Stock.

ARTICLE II   REPRESENTATIONS AND WARRANTIES OF TRANSFEROR

The Transferor hereby represents and warrants to the Transferee the following:

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(i) the Transferor is of sound mind, has the necessary legal capacity to perform his obligations hereunder and under any other relevant documents which he may enter into pursuant to the terms hereof, and has entered into this Agreement, and will have entered into the other relevant documents of his own will after obtaining full independent professional advice (including legal advice) in respect of and understanding the nature of the obligations to be assumed by him hereunder and thereunder;

(ii) the Transferor has good and valid title to the Company Stock and is the sole record and beneficial owner of the Company Stock to be sold by him hereunder;

(iii) the Company Stock are duly authorized, validly issued and outstanding, fully paid and non-assessable, and issued without violation of any preemptive rights of any person;

(iv) the Company Stock are free and clear of any and all claims, liens, pledges, options, prior assignments, encumbrances or other rights of third parties with all rights to vote such Company Stock without any restriction;

(v) the Company Stock are not subject to any restriction or limit on further transfer and resale;

(vi) the Transferor hereby acknowledges that he fully understands the purpose, procedures and consequences of the transaction contemplated by this Agreement and the Transferee has fully disclosed all information in connection with the transaction contemplated by this Agreement;

(vii) the Transferor has timely prepared and filed all income and other material tax returns required to have been filed by him with all appropriate governmental authorities. All tax returns filed by any of the aforementioned are true, correct and complete in all material respects. All material taxes required to be paid by the Transferor have been or will be paid by the due date thereof;

(viii) There are no pending or threatened actions, suits, proceedings, inquiries or investigations against or affecting the Transferor or any of his respective properties;

(ix) the Transferor has discussed with, and relied upon the advise of his counsel with regard to the meaning and legal consequences of his representation and warranties in this Agreement and the considerations involved in the Company Stock; and

(x) No person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company Stock.

ARTICLE IV GENERAL PROVISIONS

SECTION 4.1

Transaction Costs.  Except as otherwise provided herein, each of the parties shall pay all of his or its costs and expenses (including attorney fees and other legal costs and expenses and accountants' fees and other accounting costs and expenses) incurred by that party in connection with this Agreement.

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SECTION 4.2

Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given

(i)	on the date they are delivered if delivered in person;

(ii)	on the date initially received if delivered by facsimile transmission followed by registered or certified mail confirmation;

(iii)	on the date delivered by an overnight courier service; or

(iv)	on the third business day after it is mailed by registered or certified mail, return receipt requested with postage and other fees prepaid, to the addresses provided by each party to the other parties.

SECTION 4.3

Headings. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 4.4

Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of aw or public policy, all other conditions and provisions of this Agreement hall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any such term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 4.5

Entire Agreement.  This Agreement (together with the certificates and documents referred to herein) constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

SECTION 4.6

Binding Effect.  All the terms and provisions of this Agreement, whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective administrators, executors, legal representatives, heirs, successors and assignees.

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SECTION 4.7

Preparation of Agreement.  This Agreement shall not be construed more strongly against any party regardless of who is responsible for its preparation.   The parties acknowledge each contributed and is equally responsible for its preparation.

SECTION 4.8

Governing Law and Arbitration.  This Agreement shall be governed by, and construed in accordance with, the laws of Hong Kong Special Administrative Region, without giving effect to applicable principles of conflicts of law. Any disputes, difference or claim arising out of or in connection with this Agreement shall be referred to and determined by arbitration in Hong Kong using the law of the Hong Kong Special Administrative Region as the governing law. The Domestic Arbitration Rules of Hong Kong International Arbitration Centre shall apply to the arbitration proceedings. The place of arbitration shall be in Hong Kong. There shall be only one arbitrator. The language of the arbitration shall be Chinese.

SECTION 4.9

Further Assurances, Cooperation.  Each party shall, upon reasonable request by the other party, execute and deliver any additional documents necessary or desirable to complete the transactions pursuant to and in the manner contemplated by this agreement.  The parties hereto agree to cooperate and use their respective best efforts to consummate the transactions contemplated by this agreement.

SECTION 4.10

Third Parties.  Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and their respective administrators, executors, legal representatives, heirs, successors and assignees.  Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

SECTION 4.11

Failure or Indulgence Not Waiver; Remedies Cumulative.  No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall nay single or partial exercise of any such right preclude other or further exercise thereof or of any other right.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

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SECTION 4.12

Remedies. Each of the parties to this Agreement will be entitled to enforce his rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in his sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

SECTION 4.13

Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF,

The Transferee and the Transferor have as of the date first written above executed this Agreement.

TRANSFEROR:

By:
Print name:

TRANSFEREE

Global Polytechnic Education Group Limited

By:
Name: GUANGWEN HE
Title:

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